Exhibit 99.1

Continuation Sheet

Form 4

Statement of Beneficial Ownership

Explanation of Responses:

                Exhibit 99.1          The amount shown in table I represents the beneficial ownership of the Common Stock (the “Common Stock”) of American Medical Systems Holdings, Inc. (the “Company”) by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (“WPEP”), which includes three affiliated partnerships.  Warburg Pincus & Co., a New York general partnership (“WP”) is the sole general partner of WPEP.  WPEP is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”).  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP and WP LLC may be deemed to be the beneficial owners of the Common Stock held by WPEP, although both WP and WP LLC disclaim beneficial ownership of the Common Stock except to the extent of any pecuniary interest therein. Ms. Weatherman, a director of the the Company, is a general partner of WP and a member of WP LLC. As such, Ms. Weatherman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the shares beneficially owned by WPEP, WPLLC and WP. Ms. Weatherman disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.